Exhibit 99.1
Encore Acquisition Company Announces First Quarter 2006 Financial and Operating Results
FORT WORTH, Texas—(BUSINESS WIRE)—May 2, 2006
Encore Acquisition Company (NYSE:EAC) today reported unaudited first quarter 2006 results.
(in millions except per share, daily production, and price per BOE amounts; earnings per share and weighted average diluted shares outstanding have been restated for a three-for-two stock split in July 2005)

	Quarter ended March 31,		Increase or
	2006	2005	(decrease)
Net income	$17.9	$21.8	(18%)
Diluted earnings per share	$0.36	$0.44	(18%)
Revenues	$116.2	$91.6	27%
Cash flow from operations	$54.7	$54.9	(0%)
Total oil and gas related capital	$68.9	$74.9	(8%)
Average combined price ($/BOE)	$40.31	$37.44	8%
Daily production volumes (BOE)	32,033	27,180	18%
Diluted shares outstanding	49.8	49.4	1%
Record production volumes of 32,033 barrels of oil equivalent (“BOE”) per day in the first quarter of 2006 were offset by wider than historical oil differentials in the Cedar Creek Anticline (“CCA”) and other Williston Basin properties. Increased competition with other Canadian and Rockies producers, pipeline constraints, and a heavy refinery maintenance season widened the Company’s average wellhead oil differential to $14.86 per barrel under NYMEX in the first quarter of 2006. By comparison, the Company’s average wellhead oil differential in the first quarter of 2005 was $4.83 per barrel under NYMEX. This year-over-year widening of the Company’s average wellhead oil differential by $10.03 per barrel adversely impacted net income by approximately $11.7 million ($0.24 per diluted share). Comparing consecutive quarters, the Company’s average wellhead oil differential in the fourth quarter of 2005 was $6.16 per barrel under NYMEX. This quarter-over-quarter widening of the Company’s average wellhead oil differential by $8.70 adversely impacted net income by approximately $10.2 million ($0.20 per diluted share).
In the first quarter of 2006, Encore generated net income of $17.9 million ($0.36 per diluted share) compared with $21.8 million ($0.44 per diluted share) in the first quarter of 2005. Net income for the first quarter of 2006 included expenses for derivative fair value loss totaling $2.3 million ($0.03 per diluted share) compared with $2.4 million ($0.03 per diluted share) for the first quarter of 2005. Net income in the first quarter of 2006 also included expenses relating to non-cash stock based compensation of $3.7 million ($0.05 per diluted share) versus $0.8 million ($0.01 per diluted share) in the first quarter of 2005. Effective January 1, 2006, non-cash stock based compensation expense was no longer presented as a separate line item in the statement of operations. In accordance with SFAS 123R, $3.1 million of non-cash stock based compensation in the first quarter of 2006 was classified as general and administrative expense, and $0.6 million was attributed to lease operations expense.
Jonny Brumley, President and Chief Executive Officer, said, “Average daily production surpassed 32,000 BOE, a new record for Encore and 18% above the same quarter last year. While first quarter financial results were tempered by wider average wellhead oil differentials, particularly in February and March, we expect them to tighten at the wellhead to around $12 per barrel under NYMEX in the second quarter based on observations of April and May.” Brumley continued, “We continue to execute on our 2006 budget. Three rigs are currently drilling in the CCA, two in East Texas, two in Oklahoma, and one in the Barnett Shale. An additional four rigs are getting started on our joint venture project in West Texas, and we plan to add another rig in Oklahoma this summer.”
The Company’s drilling activity and capital investments increased first quarter 2006 production volumes by 18% to a record 32,033 BOE per day (2.9 MMBOE), compared with first quarter 2005 production of 27,180 BOE per day (2.4

MMBOE). The net profits interests in the CCA reduced reported production by approximately 1,377 BOE per day in the first quarter of 2006 versus 826 BOE per day in the first quarter of 2005. Oil represented 65% and 70% of the Company’s total production volumes in the first quarter of 2006 and 2005, respectively.
Encore’s realized commodity prices, including the effects of hedging, averaged $42.19 per barrel and $6.15 per Mcf during the first quarter of 2006, resulting in increases of 7% and 12%, respectively, over the first quarter of 2005. On a combined basis, including the effects of hedging, prices increased during the first quarter of 2006 to $40.31 per BOE from $37.44 per BOE in the first quarter of 2005. Hedging expense reduced realized oil prices by $6.43 per barrel and realized natural gas prices by $0.74 per Mcf during the first quarter of 2006.
During the first quarter of 2006, lease operations expense increased to $22.7 million ($7.89 per BOE) from $15.1 million ($6.19 per BOE) in the first quarter of 2005, as adjusted for the inclusion of $0.3 million ($0.01 per BOE) of non-cash stock compensation expense in accordance with SFAS 123R. On a per-unit basis, lease operations expense increased due to higher electricity costs, greater field activity, and rising service costs in general. Depletion, depreciation, and amortization expense rose to $27.0 million ($9.37 per BOE) in the first quarter of 2006 versus $16.7 million ($6.82 per BOE) in the first quarter of 2005. Higher per-unit depletion, depreciation, and amortization costs were primarily attributable to elevated finding, development, and acquisition costs. Exploration expense was $2.0 million ($0.03 per diluted share) in the first quarter of 2006 as compared to $2.6 million ($0.03 per diluted share) in the first quarter of 2005.
Operations Update
In the first quarter of 2006 Encore drilled 58 gross (25.6 net) wells, investing $61.2 million in development capital (excluding development-related asset retirement obligations). The Company also invested $7.7 million in property acquisitions and undeveloped leases. Encore operated as many as 12 rigs during the first quarter of 2006.
In the Little Beaver area, Encore’s high-pressure air injection (“HPAI”) project is on target with our production forecast. Implementation of high-pressure air injection in Little Beaver Phases 1 and 2 was completed in the fourth quarter of 2004. In the Pennel and Coral Creek area of the CCA, where the Company has been operating a successful HPAI appraisal project (Phase 1) for almost four years, Encore completed the Phase 2 portion of the HPAI project in the fourth quarter of 2005. The Company anticipates response in the latter part of 2006. Implementation of Phase 3 at Pennel is currently underway.
Liquidity Update
At March 31, 2006, long-term debt, net of discount, was $692.3 million, including $150 million of 6.25% Senior Subordinated Notes due April 15, 2014, $300 million of 6.0% Senior Subordinated Notes due July 15, 2015, $150 million of 7.25% Senior Subordinated Notes due 2017, and $99 million of bank debt under the existing credit facility. On March 29, 2006, Encore entered into an underwriting agreement to issue 4.0 million shares of common stock for gross proceeds of approximately $131.1 million. The offering closed on April 4, 2006, and Encore received net proceeds of approximately $126.9 million, which were used to repay indebtedness under its revolving credit facility and for general corporate purposes. After considering the effects of the issuance, long-term debt at March 31, 2006 would have been approximately $593 million.
Second Quarter 2006 Outlook
For the second quarter of 2006, wellhead production is expected to average 33,000 BOE per day. Net profits interests in the CCA are estimated to reduce production by 1,600 BOE per day, resulting in a reported production estimate of approximately 31,400 BOE per day. These estimates reflect the impact of a power outage caused by an April snowstorm in the Rockies, which is expected to reduce the Company’s net production by approximately 500 BOE per day in the second quarter of 2006. Production, ad valorem, and severance taxes are anticipated to be approximately 10% of oil and natural gas revenues before hedging. The Company expects lease operations expense to average approximately $8.25 per BOE in the second quarter of 2006. General and administrative expenses are expected to average approximately $1.95 per BOE in the second quarter of 2006. Depletion, depreciation, and amortization should be approximately $9.90 per BOE in the second quarter of 2006. Income tax expense is expected to be at an effective rate of 38% with approximately 97% deferred. We expect to invest approximately $77 million of our capital budget in the second quarter of 2006.

Conference Call
Title: Encore Acquisition Company Conference Call
Date and Time: Wednesday, May 3, 2006 at 9:30 AM Central Time
Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above
A replay of the conference call will be archived and available via Encore’s website at the address above or by dialing 800-642-1687 and entering conference ID 8153871. The replay will be available through May 10, 2006. International or local callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About the Company:
Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin and the Barnett Shale; and the Rocky Mountains. Encore’s latest investor presentation is available on the Company’s website at www.encoreacq.com.
Cautionary Statements:
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: the expected amount and focus of Encore’s capital expenditures; Encore’s drilling program; expected production (including the impact of the net profits interests and the April snowstorm); anticipated production growth; the level of production, ad valorem and severance taxes, lease operations expense, general and administrative expense, depletion, depreciation and amortization expense, and income tax expense; the effects of hedging; expected effective tax rates; expected differentials to benchmark prices; and any other statements that are not historical facts. However, the assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with operating in a limited number of geographic areas; the risks associated with drilling of oil and natural gas wells; risks related to Encore’s high-pressure air program; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; widening differentials to benchmark prices for Encore’s oil and natural gas (including, without limitation, widening oil differentials resulting from Canadian and Rocky Mountain production increases and refinery turnarounds); uncertainties relating to hedging arrangements (including the costs associated therewith and the potential impact of mark-to-market accounting); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Encore Acquisition Company, Fort Worth
L. Ben Nivens, 817-339-0911
or
William J. Van Wyk, 817-339-0812

(All data in thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005
	(unaudited)
Consolidated Statements of Operations:
Revenues:
Oil	$78,686	$67,136
Natural gas	37,530	24,445

Total revenues	116,216	91,581
Expenses:
Production —
Lease operations	22,736	15,149
Production, ad valorem, and severance taxes	12,242	9,086
Depletion, depreciation, and amortization	27,020	16,683
Exploration	2,009	2,623
General and administrative	6,528	4,115
Derivative fair value	2,306	2,409
Other operating	2,529	1,599

Total operating expenses	75,370	51,664

Operating income	40,846	39,917
Interest and other	(11,666)	(6,895)

Income before income taxes	29,180	33,022
Current income tax provision	(282)	(801)
Deferred income tax provision	(10,962)	(10,437)

Net income	$17,936	$21,784

Net income per common share:
Basic	$0.37	$0.45
Diluted	0.36	0.44

Weighted average common shares outstanding:
Basic	48,797	48,614
Diluted	49,772	49,400

	Three Months Ended
	March 31,
	2006	2005
	(unaudited)
Condensed Consolidated Statements of Cash Flows:
Net income	$17,936	$21,784
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash and other items	49,859	34,970
Changes in operating assets and liabilities	(13,128)	(1,903)

Net cash provided by operating activities	54,667	54,851

Cash used in investing activities	(70,467)	(76,668)

Financing activities:
Net proceeds from long-term debt	19,000	31,000
Other	(3,703)	(9,275)

Net cash provided by financing activities	15,297	21,725

Decrease in cash and cash equivalents	(503)	(92)
Cash and cash equivalents, beginning of period	1,654	1,103

Cash and cash equivalents, end of period	$1,151	$1,011

	March 31,	December 31,
	2006	2005
	(unaudited)
Condensed Balance Sheets:
Total assets	$1,723,415	$1,705,705

Liabilities	$453,787	$485,735
Long-term debt	692,314	673,189
Stockholders’ equity	577,314	546,781

Total liabilities and stockholders’ equity	$1,723,415	$1,705,705

Working capital (a)	$(40,690)	$(56,838)

(a)	Working capital is defined as current assets minus current liabilities.

	Three Months Ended
	March 31,
	2006	2005
	(unaudited)
Production volumes:
Oil (MBbls)	1,865	1,704
Natural gas (MMcf)	6,107	4,451
Combined (MBOE)	2,883	2,446

Daily production:
Oil (Bbls/d)	20,723	18,937
Natural gas (Mcf/d)	67,860	49,455
Combined (BOE/d)	32,033	27,180

Average prices:
Oil ( per Bbl)	$42.19	$39.39
Natural gas (per Mcf)	6.15	5.49
Combined (per BOE)	40.31	37.44

Average costs per BOE:
Lease operations expense	$7.89	$6.19
Production, ad valorem, and severance taxes	4.25	3.71
Depletion, depreciation, and amortization	9.37	6.82
General and administrative	2.26	1.68

Derivative Summary as of March 31, 2006
Oil Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
Second Quarter of 2006	13,500	$44.07	1,000	$29.88	3,000	$37.27
Second Half of 2006	13,000	45.00	1,000	29.88	3,000	37.27
2007	8,000	53.75	—	—	3,000	36.75
2008	—	—	—	—	1,000	58.59
Natural Gas Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
2006	32,500	$6.17	5,000	$5.68	12,500	$5.02
2007	22,500	6.96	—	—	10,000	4.99